ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is dated as of June ____, 2008 among (i) PNG Ventures, Inc., a Nevada corporation ("PNGX" and individually a “Party”), (ii) Black Forest International, LLC, a Delaware limited liability company (“BFI” and individually a “Party”), and (iii) ___________. (the “Escrow Agent” and individually a “Party”). PNGX, BFI and the Escrow Agent may hereinafter be referred to collectively as the “Parties.”

RECITALS

WHEREAS, on or about May 29, 2008, BFI filed an action against Earth Biofuels, Inc. and its subsidiaries (“EBOF”) entitled Black Forest International, LLC v. Earth Biofuels, Inc. et al. Case No: 2008 CA 008514 NC (the “Action”) in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida (the “Court”), whereby BFI asserted claims against the defendants alleging that they failed to pay BFI certain monies due and owing;

WHEREAS, on or about June ____, 2008, BFI amended the Action to include PNGX as a defendant related to claims against PNGX for failure to deliver certain monies PNGX agreed to assume related to the monies due and owing to BFI as described in the Action;

WHEREAS, on or about June ___, 2008, the parties to the Action, including BFI, PNGX EBOF entered into a Settlement Agreement and Release (the “Settlement Agreement” attached hereto as Exhibit A) whereby BFI agreed to resolve certain bona fide claims with EBOF and PNGX and release EBOF and PNGX from all such claims with a portion of such settlement consideration being a $626,250 convertible promissory note (the “PNGX Note” attached hereto as Exhibit B). Capitalized terms used and not otherwise defined herein that are defined in the Settlement Agreement or PNGX Note shall have the meanings given to such terms in such agreements;

WHEREAS, pursuant to the terms of the Settlement Agreement, PNGX is required to deposit into escrow 700,000 shares of PNGX’s common stock (the “Settlement Shares Pool”) which shall be disbursed to BFI pursuant to the terms of this Agreement and the Settlement Agreement;

WHEREAS, pursuant to the Settlement Agreement, the PNGX Note may be converted, in whole or in part, at the sole discretion of BFI, into freely tradable non-legend bearing shares of PNGX common stock (the “Settlement Shares”), which shall be delivered from the Settlement Shares Pool (as defined below), the number of which shall be derived by dividing a dollar amount of the PNGX Note to be converted by .09 (the “Conversion Price”);

WHEREAS, pursuant to the terms of the Settlement Agreement, PNGX and BFI have agreed, pursuant to 15 U.S.C. §77(a)(10), to immediately submit the terms and conditions of the Settlement Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares Pool and an order approving the Agreement;

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement and the Settlement Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements described in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DELIVERIES TO THE ESCROW AGENT

1.1           PNGX Deliveries.  Simultaneously or before an entry of an order by the Court in connection with the Action described herein, PNGX shall deliver the Settlement Shares Pool to the Escrow Agent.

1.2           Intention to Create Escrow.  PNGX and BFI intend that Settlement Shares Pool shall be held in escrow by the Escrow Agent pursuant to this Agreement and the Settlement Agreement for BFI’s sole benefit as set forth herein.

1.3           Escrow Agent Deliveries.  The Escrow Agent shall hold and release the Settlement Shares Pool only in accordance with the terms and conditions of this Agreement.

1.4           Ownership and Dispositive Rights. All shares of the Settlement Shares Pool shall be deemed owned and under the dispositive and voting control of PNGX until released (and, once released, deemed owned by the person to whom released) from escrow, for purposes of Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended.

ARTICLE II

RELEASE OF ESCROWED ITEMS

2.1           Disbursement of Settlement Shares.  At anytime following the Merger, the Escrow Agent shall release to BFI the Settlement Shares from the Settlement Shares Pool upon BFI’s delivery to the Escrow Agent of a notice of conversion (a “Conversion Demand” a form of which has been attached hereto as Exhibit C) which shall state: (i) the amount of the PNGX Note being converted; (ii) the number of Settlement Shares being converted from the Settlement Shares Pool; and (iii) the current balance of the PNGX Note remaining after each Conversion Demand.

2.3           Instructions to Release Escrow.   Notwithstanding the above and with no notice to or confirmation by PNGX, upon receipt by the Escrow Agent of written instructions by BFI, the Escrow Agent shall deliver the Settlement Shares Pool in accordance with the terms of such instructions.

2.4           Court Order to Release Escrow.    Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Settlement Shares Pool in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the Party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

2.5           Acknowledgement of BFI, PNGX and Escrow Agent; Disputes.     The Parties acknowledge that the only terms and conditions upon which the Settlement Shares Pool is to be released are set forth in this Agreement.  The Parties reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Settlement Shares Pool. Any dispute with respect to the release of Settlement Shares Pool shall be resolved pursuant to Section 4.2 or by agreement between BFI and PNGX.

ARTICLE III

COVENANTS

3.1           Covenants.                                As long as any shares remain in the Settlement Shares Pool, PNGX covenants and agree as follows:

3.1.1                      Amendments.  PNGX shall not amend or waive any provision of their Articles of Incorporation or Bylaws in any way without the express written consent of BFI.

3.1.2                      Disposition of Assets.  PNGX shall not sell, transfer or otherwise dispose of any of their properties, assets and rights including, without limitation, their intellectual property, except for sales with the prior written consent of BFI.

3.1.3                      Restrictions on Issuances of Debt or Securities.  PNGX  shall not issue any additional common stock, preferred stock, warrants, notes, debt instruments of any kind, convertible notes or any other securities (or otherwise enter into agreements to issue any securities) including, but not limited to securities convertible, exercisable or exchangeable into common stock or preferred stock or any other equity or debt security of PNGX or otherwise create, or authorize the creation of, or issue or obligate itself to issue shares of any additional class or series of capital stock under any circumstances without the express written consent of BFI.

3.1.4                      Public Filings.    PNGX shall make any and all necessary public filings, if any, in connection with this Agreement

3.1.5                      Additional Covenants.    PNGX shall follow and abide by all additional covenants contained in the  PNGX Note and PNGX Note.

3.1.6                      Additional PNGX Financing.    As agreed to in the Settlement Agreement, following the Merger, in the event PNGX issues any additional debt or equity financing (a “Subsequent Financing”) at a per share price below $10.00 per share, the Conversion Price shall be adjusted (the “Adjusted Conversion Price”) by multiplying the Conversion Price by a fraction equal to (i) the per share price of the Subsequent Financing as the numerator and (ii) $10.00 as the denominator.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1           Duties and Responsibilities of the Escrow Agent.  The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

4.1.1                      BFI and PNGX acknowledge and agree that the Escrow Agent (i) once in receipt of a Conversion Demand from BFI, shall not be responsible for or bound by, and shall not inquire into whether BFI is entitled to receipt of Settlement Shares pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or Party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; and (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized.

4.1.2                      In the event of the Escrow Agent’s resignation and/or termination, BFI and only BFI will issue to the Escrow Agent instructions authorizing delivery of the Settlement Shares Pool to a substitute Escrow Agent selected by the BFI.  If no successor Escrow Agent is named by BFI, the Escrow Agent may apply to a court of competent jurisdiction in Florida for appointment of a successor Escrow Agent, and to deposit the Settlement Shares Pool with the clerk of any such court.

4.1.3                      The provisions of this Section shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4.1.4                      In the event of a Subsequent Financing and adjustment in the Conversion Price as described in Section 3.1.6 herein, on the tenth day following delivery of a notice of such adjustment to the Escrow Agent, a copy of which shall be delivered to EBOF, the Escrow Agent shall automatically issue and deposit additional shares of PNGX’s common stock into the Settlement Shares Pool such that the total number of shares remaining in the Settlement Shares Pool shall be equal to the quotient of (a) the balance of the PNGX Note as the dividend and (b) the Adjusted Conversion Price and the divisor1. Such shares shall be automatically issued, without any additional authorization or confirmation by PNGX, upon BFI’s submission to the Transfer Agent  of the irrevocable transfer agent instructions attached hereto as Exhibit D.

4.2           Dispute Resolution: Judgments.   If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Settlement Shares Pool, the Escrow Agent shall continue to follow the terms of the Escrow Agreement and issue shares of PNGX’s common stock pursuant to a Conversion Demand unless the Transfer Agent (i) receives instructions otherwise from BFI, or (ii) deposits the Settlement Shares Pool with any court of competent jurisdiction in Florida, in which event the Escrow Agent shall give 20 days advance written notice thereof to the PNGX and BFI and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.

4.3           Maximum Conversion.  The Escrow Agent shall not issue to BFI, upon a Conversion Demand, a number of shares of PNGX’s Common Stock which would result in beneficial ownership by BFI and its affiliates of more than 4.99% of the outstanding shares of Common Stock of PNGX on the date of such a Conversion Demand;  provided, however, such restriction may be waived, in whole or in part, upon sixty (60) days prior notice from BFI to the Escrow Agent whereby BFI may decide to convert shares of the Settlement Shares Pool to achieve an interest of greater than 4.99%. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

ARTICLE V

GENERAL MATTERS

5.1           Termination.  This escrow shall terminate upon the release of all of the shares in the Settlement Shares Pool or at any time upon the agreement in writing of PNGX and BFI.

5.2           Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to PNGX, to: PNG Ventures, Inc. Attn: Kevin Markey 3001 Knox Street, Suite 303 Houston, Texas 75205 Fax: (214) 520-0507	If to BFI, to: Black Forest International, LLC c/o BCGU, LLC 2038 Corte del Nogal, Suite 110 Carlsbad, California 92011 Fax: (760) 804-8845
If to the Escrow Agent, to:

5.3           Assignment; Binding Agreement.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of BFI.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns.

5.4           Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

5.5           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

5.6           Agreement.  Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

5.7           Entire Agreement.  This Agreement along with Settlement Agreement constitute the entire agreement between the Parties hereto pertaining to the Settlement Shares Pool and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations and other agreements made by the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and the Settlement Agreement.

5.8           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all Parties, or, in the case of a waiver, by the Party waiving compliance.  Except as expressly stated herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

5.9           Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

5.10           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.  Any action brought by any Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of Florida. All Parties and the individuals executing this Agreement agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing Party (which shall be the Party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other Party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

5.11           Specific Enforcement, Consent to Jurisdiction.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  The Parties hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

PNGX: PNG VENTURES, INC. ___________________________	BFI: BLACK FOREST INTERNATIONAL, LLC ___________________________
ESCROW AGENT

EXHIBIT A

Settlement Agreement and Release

 EXHIBIT B

PNGX Note

EXHIBIT C

Form of Conversion Demand

Dated _______________

Pursuant to the terms of the Settlement Agreement and Release and Escrow Agreement by between Black Forest International, LLC (“BFI”), PNG Ventures, Inc. (“PNGX”) and Madison Stock Transfer, Inc. (the “Transfer Agent”), BFI hereby demands the issuance of _____________________ shares of PNGX’s common stock (the “Settlement Shares”) to be issued in the name of Black Forest International, LLC and delivered as follows:

Black Forest International, LLC
c/o BCGU, LLC
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011

Amount of PNGX Note converted……………………
Number of Settlement Shares to be Issued…………………………..
Remaining PNGX Note……………………………….

Please send the certificate representing the Settlement Shares via Federal Express overnight delivery using Federal Express Account No.________________.

Very truly yours,

BLACK FOREST INTERNATIONAL, LLC

EXHIBIT D

Irrevocable Transfer Agent Instructions

Transfer Agent of Record for
PNG Ventures, Inc.

Dear Sir or Madam:

Reference is made to the Settlement Agreement and Release (the “Settlement Agreement”) and related Escrow Agreement (the “Escrow Agreement” and collectively with the Settlement Agreement the “Agreements”) dated as of June  , 2008, by and among PNG Ventures, Inc., a Nevada corporation (the “Company”) and Black Forest International, LLC ( “BFI”) in which the Company placed into escrow 700,000 shares of the Company’s common stock (the “Common Stock”) to be held in escrow and issued to BFI at BFI’s instruction pursuant to the Settlement Agreement.

Pursuant to Section 4.1.4 of the Escrow Agreement, in the event the Company enters into a Subsequent Financing (as defined in the Escrow Agreement) the Company is required to issue additional shares of Common Stock into escrow under the terms of the Escrow Agreement.

Please be advised that in the event you receive notice from BFI pertaining to the required issuance of additional shares pursuant to Section 4.1.4 of the Escrow Agreement, the Company hereby irrevocable authorizes and instructs you, without additional authorization or confirmation by the Company, to immediately issue such shares pursuant to such instructions from BFI.

Please be advised that BFI is relying upon this letter as an inducement to enter into the Agreements and, accordingly, BFI is a third party beneficiary to these instructions.

Very truly yours,

PNG Ventures, Inc. ____________________________________